Exhibit 99.1

Inventure Foods Results Q2 2015	August 5, 2015

Inventure Foods Reports Second Quarter 2015 Financial Results

PHOENIX, August 5, 2015 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the second quarter and six months ended June 27, 2015.

Second Quarter Highlights:

•                  Consolidated net revenues decreased 7.6% to $66.4 million, excluding the Fresh Frozen business, consolidated net revenues increased 4.9%,

•                  Boulder Canyon net revenues increased 26.6%,

•                  Snack premium private label net revenues increased 48.5%,

•                  Jefferson, Georgia facility is operational and Fresh Frozen™ brand distribution resumed, after the voluntary product recall announced April 23, 2015

“The financial impact from a top-line and earnings standpoint was evident in the quarter as we began to rebuild our Fresh Frozen distribution and worked through kettle capacity constraints to meet the strong demand for Boulder Canyon,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Excluding the impact of our Fresh Frozen business, we generated an increase in consolidated second quarter net revenues, and we are pleased with our team’s ability to get our Jefferson, Georgia facility back up and running. As we look to the balance of the year, we believe we are moving in the right direction and the second half of 2015 will reflect improved results as we continue to grow our business.”

Second Quarter Fiscal 2015

Consolidated net revenues decreased 7.6% to $66.4 million compared to $71.9 million in the prior year period. An increase of 13.7% in snack segment net revenues, was offset by a 20.9% decrease in frozen segment net revenues. Excluding the Fresh Frozen business, consolidated net revenues increased 4.9% and the frozen segment net revenues decreased 3.2%.

Gross profit decreased $5.4 million to $8.0 million, or 12.1% as a percentage of net revenues, compared to $13.5 million, or 18.7% as a percentage of net revenues, in the second quarter of 2014.  This was primarily due to a gross profit decline of $4.5 million and $0.9 million in the Company’s frozen and snack segments, respectively.

Selling, general and administrative (“SG&A”) expenses were $10.2 million for the second quarter of 2015, compared to $9.0 million in the prior year period. Excluding the impact of the product recall*, which primarily reflects incremental professional fees, SG&A expenses were $9.0 million, consistent with the prior year period. As a percentage of net revenues, SG&A expenses increased 90 basis points to 13.5% in the second quarter of 2015, compared to 12.6% in the second quarter of 2014. This was primarily the result of increased sales and marketing expenses.

Net loss was $(2.0) million, or $(0.10) loss per share, for the second quarter of 2015, compared to net income of $2.5 million, or $0.12 diluted earnings per share, for the prior year period.  Excluding the costs associated with the product recall*, adjusted net loss* was $(0.5) million, or $(0.02) loss per share, for the second quarter of 2015, compared to adjusted net income* of $2.1 million, or $0.11 diluted earnings per share, for the second quarter of 2014.   Net income and adjusted net income* have not been adjusted for the negative impact to earnings associated with sales interruptions from the product recall of approximately $1.5 million, pre-tax, and the higher kettle chip production cost of $1.2 million, pre-tax, as a result of using outsourced production capabilities in order to meet demand.

Adjusted EBITDA* was $2.0 million, for the second quarter of 2015, compared to $5.9 million in the prior year period.  Adjusted net income* and Adjusted EBITDA* for the second quarter of 2014 includes the removal of a $0.5 million pre-tax contingent consideration adjustment related to the Fresh Frozen acquisition.

Year-to-Date Fiscal 2015

Consolidated net revenues increased 3.3% to $144.0 million for the six months ended June 27, 2015, compared to $139.4 million in the prior year period. An increase of 12.0% in snack segment net revenues was partially offset by a 1.8% decrease in frozen segment net revenues.  Excluding the Fresh Frozen business, consolidated net revenues increased 10.2% and the frozen segment net revenues increased 8.7%.

Gross profit decreased $20.7 million to $4.3 million, or 3.0% as a percentage of net revenues compared to $25.0 million, or 18.0% as a percentage of net revenues, in the second quarter of 2014.  This was primarily due to a gross profit decline of $19.8 million and $0.9 million in the Company’s frozen and snack segments, respectively.

SG&A expenses were $19.4 million for the first six fiscal months of 2015, compared to $17.4 million during the first six fiscal months of 2014.  Excluding the impact of the product recall*, which primarily reflects incremental professional fees, SG&A expenses totaled $17.9 million for the six months ended June 27, 2015. As a percentage of net revenues, SG&A expenses decreased 10 basis points to 12.4% in the first six fiscal months of 2015, compared to 12.5% during the prior year period.  This was primarily due to higher sales and marketing expenses.

Net loss was $(16.6) million, or $(0.85) loss per share, for the first six fiscal months of 2015, compared to net income of $4.1 million, or $0.20 diluted earnings per share, in the prior year period.  Excluding the costs of the product recall and the impairment of the intangible asset, adjusted net income* was $0.8 million, or $0.04 diluted earnings per share, for the first six fiscal months of 2015, compared to adjusted net income* of $3.7 million, or $0.19 diluted earnings per share, in the prior year period.  Net income and adjusted net income* have not been adjusted for the negative impact to earnings associated with sales interruptions from the product recall of approximately $1.5 million, pre-tax, and the higher kettle chip production cost of $1.6 million, pre-tax, as a result of using outsourced production capabilities in order to meet demand.

Adjusted EBITDA* was $6.6 million for the first six fiscal months of 2015, compared to $11.0 million in the prior year period.  Adjusted net income* and Adjusted EBITDA* for the first six fiscal months of 2014 includes the removal of a $0.5 million pre-tax contingent consideration adjustment related to the Fresh Frozen acquisition.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables and beverages, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the second quarter of 2015 decreased 20.9% to $34.9 million, compared to $44.1 million in the prior year period, reflecting reduced sales of the Company’s frozen vegetable products.  Excluding the Fresh Frozen business, net revenues for the second quarter of 2015 decreased 3.2%.  Gross profit for the second quarter of 2015 was $2.6 million. Excluding the Fresh Frozen business, gross profit was $3.2 million, compared to $5.3 million in the prior year period, and gross margin as a percentage of revenues decreased 660 basis points to 11.0%, compared to 17.6% in the prior year period.

Net revenues during the six months ended June 27, 2015 were $86.2 million, a decrease of 1.8%, from $87.8 million in the prior year period. Excluding the Fresh Frozen business, net revenues for the first six months of 2015 increased 8.7%.  Gross profit for the six months ended June 27, 2015 was $(4.9) million. Excluding the Fresh Frozen business, gross profit for the first six months of 2015 was $9.6 million, compared to $10.2 million in the prior year period, and gross margin as a percentage of revenue decreased to 14.8%, compared to 17.3% in the prior year, primarily as a result of the increased slotting and promotional trade spend investments as well as increased freight cost.

Snack Segment: Net revenues during the second quarter increased 13.7% to $31.5 million, compared to $27.7 million in the prior year period, reflecting increased sales of Boulder Canyon and premium private label products.  Gross profit was $5.4 million, compared to $6.4 million in the prior year period. Gross margin as a percentage of revenue decreased to 17.2%, compared to 22.9% in the prior year period, primarily as a result of $1.2 million of increased costs to produce certain kettle chips due to capacity constraints at the Company’s Goodyear, Arizona facility.

Net revenues during the six months ended June 27, 2015 were $57.8 million, an increase 12.0% from $51.6 million in the prior year period. Gross profit for the six months ended June 27, 2015 was $9.2 million, compared to $10.1 million in the prior year period. Gross margin as a percentage of revenue decreased to 16.0% compared to 19.5% in the prior year, primarily as a result of $1.6 million of increased costs to produce certain kettle chips due to capacity constraints at the Company’s Goodyear, Arizona facility.

Mr. McDaniel concluded, “We generated positive sales growth during the second quarter of 2015 in our snack segment fueled by the strong performance of Boulder Canyon, which was up 26.6% from the second quarter of 2014, and snack private label, which was up 48.5% from the second quarter of 2014. These results demonstrate the continued execution of our strategic plan to capture consumer demand within our healthy/natural and indulgent product portfolios. In the frozen segment, while it will take time for our Fresh Frozen brand to fully recover from our voluntary product recall, we expect to report improved results in the second half of 2015 as we are currently shipping approximately 40.0% of our normal volume through the use of our Jefferson, Georgia facility and co-packers. We expect to be shipping all products to all customers by early October of 2015. Going forward, our team will continue to focus on managing the controllable aspects of our business for profitable growth and enhanced shareholder value over the long term.”

On July 29, 2015, the Company filed a Current Report on Form 8-K announcing the additional bridge loan from the Company’s banking syndicate.  In total, the Company has up to $27.0 million in bridge loans due November 30, 2015.  The Company’s latest Credit Agreement Amendment includes a revised definition for “Consolidated EBITDA” and also modifies the Leverage Ratio and Current Ratio (each as defined in the Credit Agreement) that the Company is required to maintain under the terms of the Credit Agreement.   At the end of the second quarter of 2015, the Company was in compliance with all of its covenants.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings per share to the most comparable GAAP financial measures.

Conference Call

The Company will hold an investor conference call today, Wednesday, August 5, 2015, at 8:30 a.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 80804379. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™ and Bob’s Texas Style® and Sin In A Tin®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to improve business profitability to support its future growth, execute its strategic initiative to capture consumer demand within its healthy/natural and indulgent product portfolios, the expected recovery of its Fresh Frozen brand (and improved results thereof) in the second half of 2015, and its ability to manage the controllable aspects of its business for profitable growth and enhanced shareholder value over the long term. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarters Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net revenues	$66,422	$71,852	$144,029	$139,361
Cost of revenues	58,397	58,396	139,704	114,342
Gross profit	8,025	13,456	4,325	25,019
Selling, general & administrative expenses	10,217	9,024	19,369	17,422
Impairment of intangible asset	—	—	9,277	—
Operating income (loss)	(2,192)	4,432	(24,321)	7,597
Interest expense, net	928	584	1,658	1,254
Income (loss) before income taxes	(3,120)	3,848	(25,979)	6,343
Income tax benefit (expense)	1,169	(1,376)	9,393	(2,274)
Net income (loss)	$(1,951)	$2,472	$(16,586)	$4,069

Earnings (loss) per common share:
Basic	$(0.10)	$0.13	$(0.85)	$0.21
Diluted	$(0.10)	$0.12	$(0.85)	$0.20

Weighted average number of common shares:
Basic	19,566	19,468	19,574	19,453
Diluted	19,566	19,960	19,574	19,942

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 27, 2015	December 27, 2014

Assets
Current assets:
Cash and cash equivalents	$675	$495
Accounts receivable, net allowance	24,931	22,420
Inventories	72,100	65,216
Deferred income tax asset	1,224	1,228
Other current assets	13,879	1,220
Total current assets	112,809	90,579

Property and equipment, net	58,479	55,200
Goodwill	23,286	23,286
Trademarks and other intangibles, net	14,883	24,543
Other assets	1,872	1,702
Total assets	$211,329	$195,310

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$32,846	$15,533
Accrued liabilities	21,254	12,978
Current portion of long-term debt	13,521	7,041
Total current liabilities	67,621	35,552

Long-term debt, less current portion	55,312	59,218
Line of credit	23,163	18,802
Deferred income tax liability	6,892	6,869
Interest rate swaps	281	349
Other liabilities	2,185	2,554
Total liabilities	155,454	123,344

Shareholders’ equity:
Common stock	200	200
Additional paid-in capital	33,553	33,100
Accumulated other comprehensive loss	(92)	(134)
Retained earnings	22,685	39,271
	56,346	72,437

Less: treasury stock	(471)	(471)
Total shareholders’ equity	55,875	71,966
Total liabilities and shareholders’ equity	$211,329	$195,310

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarters Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Reconciliation — EBITDA (1):
Reported net income (loss)	$(1,951)	$2,472	$(16,586)	$4,069
Add back: Interest, net	928	584	1,658	1,254
Add back: Income tax (benefit) expense	(1,169)	1,376	(9,393)	2,274
Add back: Depreciation	1,704	1,705	3,405	3,321
Add back: Amortization of intangible assets	82	301	383	602
EBITDA(1)	$(406)	$6,438	$(20,533)	$11,520
Adjustments:
Subtract: Fresh Frozen contingent consideration adjustment	—	(516)	—	(516)
Add back: Product recall costs	2,394	—	17,887	—
Add back: Impairment of intangible asset	—	—	9,277	—
Adjusted EBITDA(1)	$1,988	$5,922	$6,631	$11,004

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarters Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Reported net income (loss)	$(1,951)	$2,472	$(16,586)	$4,069
Fresh Frozen contingent consideration adjustment, net of tax	—	(331)	—	(331)
Product recall costs, net of tax	1,497	—	11,413	—
Impairment of intangible asset, net of tax	—	—	5,939	—
Adjusted net income (loss)(2)	$(454)	$2,141	$766	$3,738
Adjusted diluted earnings per share(2)	$(0.02)	$0.11	$0.04	$0.19

(1)  EBITDA is defined as net income, net of taxes, interest expense, income taxes, depreciation and amortization. We further adjust EBITDA to exclude the 2014 Fresh Frozen Foods contingent consideration adjustment, the Fresh Frozen product recall costs and the impairment of intangible asset which are not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income (loss) and adjusted diluted earnings per share permit a comparative assessment of our net income (loss) and diluted earnings (loss) per share by excluding the Fresh Frozen Foods contingent consideration adjustment, the Fresh Frozen product recall costs and the impairment of intangible asset to make a more meaningful comparison of our operating performance.